Exhibit 2(k)(7)

ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of August     , 2005, between Macquarie Global Infrastructure Total Return Fund, Inc. a Maryland corporation (the “Fund”), and ALPS Mutual Funds Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as a closed-end, non-diversified management investment company.

WHEREAS, Macquarie Infrastructure Fund Adviser LLC s the Fund’s investment adviser and is responsible for managing the Fund’s business affairs and providing certain clerical, bookkeeping and other administrative and management services.

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	ALPS Appointment and Duties.

(a)	The Fund hereby appoints ALPS to provide administrative, bookkeeping and pricing services as are set forth in Appendix A, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix B hereto.

(b)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will NOT bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and mailing shareholder reports, offering documents, and proxy materials; and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)	Advice of the Fund. If ALPS is in doubt as to any action it should or should not take, ALPS shall request directions or advice from the Fund.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS shall request advice from counsel of its own choosing and at its own expense.

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

(d)	Nothing in this subsection shall excuse ALPS when an action or omission on the part of ALPS constitutes willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

4.	Liability.

(a)	ALPS may rely upon the written advice of counsel for the Fund and the Fund’s independent accountants, and upon oral or written statements of the Fund’s investment adviser, brokers and other service providers to the Fund, reasonably believed by ALPS in good faith to be an expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without willful misfeasance, bad faith, negligence or reckless disregard, ALPS shall not be liable to anyone.

(b)	Nothing herein contained shall be construed to protect ALPS against any liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

(c)	Except as may otherwise be provided by applicable law, neither ALPS nor its shareholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold harmless such persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees) or disbursements of any kind or nature whatsoever which may be imposed or, incurred by or asserted against such persons arising directly or indirectly by reason of the inaccuracy of factual information furnished to ALPS by the Fund or its adviser.

(d)	ALPS shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best commercial efforts in performing services provided for under this Agreement. ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective directors, officers, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kin or nature whatsoever which may be imposed on, incurred by or asserted against such persons arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

(e)	ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith, negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(f)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

5.	Reports. Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify the Fund and its counsel.

6.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and funds.

7.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

8.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its shareholders (past, present and future) and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. It may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers.

9.

Compliance with Rules and Regulations. ALPS shall comply — and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply — with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement (including Appendix A hereto), ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

10.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	ALPS has conducted a review pursuant to Statement on Auditing Standards 70, Part II (“SAS 70”) as of the end of the 2004 calendar year and has made available to the Fund a report of such review and any updates thereto. Every year ALPS shall conduct a review pursuant to SAS 70 and will make available to the Fund for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent SAS 70 review and any other changes to ALPS’ business that would affect the business of the Fund or the Fund’s investment adviser.

Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)	It is a Maryland Corporation duly organized and existing and in good standing under the laws of the state of Maryland and is registered with the SEC as a closed-end investment company.

(b)	It is empowered under applicable laws and by its Agreement, Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	The Board of Directors of the Fund has duly authorized it to enter into and perform this Agreement.

11.	Liaison with Accountants. ALPS shall act as liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

12.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

13.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than sixty (60) days’ written notice or for cause pursuant to Section 13(c) hereof. If the Fund terminates this Agreement unilaterally without cause prior to the end of the Initial Term it will cause substantial damages to ALPS. Because of the difficulty of estimating the damages that will result, the Fund agrees to pay ALPS, as liquidated damages for such termination, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the “Termination Payment).

The parties agree that the Termination Payment is a reasonable forecast of probable actual loss to ALPS and that this sum is agreed to as liquidated damages and not as a penalty.

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated without penalty by either party upon not less than sixty (60) days’ written notice or for cause pursuant to Section 13(c) hereof.

(c)	Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages. Termination for “cause” hereunder shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of or with respect to its obligations and duties hereunder;

(ii)	in the event ALPS is no longer permitted to perform its obligations hereunder pursuant to applicable law, or regulatory, administrative, or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Fund to violate, any applicable law, rule, regulation, order or code of ethics, or any investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS);

(iii)	financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or

(iv)	in the event ALPS commits a material breach of this Agreement which is either incapable or remedy or has not been remedied within forty-five (45) days notice to ALPS requiring it to remedy same.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund, unless such termination is for “cause”) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

14.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

15.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.

16.	Names. The obligations of the “Fund” entered into in the name or on behalf thereof by any director, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

17.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

18.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Mutual Funds Services, Inc.

1625 Broadway, Suite 2200

Denver, Colorado 80202

Attn: General Counsel

Fax: (303) 623-7850

To the Fund:

Macquarie Global Infrastructure Total Return Fund, Inc.

125 West 55th Street, 23rd Floor

New York, New York 10019

Attn: Secretary

Fax: (212) 231-1010

19.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

20.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND, INC.

By:
Name:
Title:

ALPS MUTUAL FUNDS SERVICES, INC.

By:
Name:	Jeremy O. May
Title:	Managing Director

APPENDIX A

SERVICES

Subject to the oversight and control of the Fund’s Board of Directors, ALPS shall be responsible for providing all administrative, bookkeeping and pricing services to the Fund, other than those governed by the Fund’s Investment Management Agreement. Such services include:

Administrative

•	On a monthly basis, monitor the Fund’s compliance with:

(i)	SEC diversification requirements, as applicable

(ii)	its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

(iii) the investment restrictions described in the Fund’s registration statement

•	Coordinate the preparation and review of the Fund’s SEC filings, including:

(i)	Form N-SAR

(ii)	Form N-CSR

(iii)	Form N-Q

(iv)	Form N-PX

ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed in subsections (i) through (v) above, to the extent such information is provided to ALPS by the Fund, other service providers to the Fund, or any other third party (other than affiliates of ALPS).

•	Assist in the preparation of notices of annual or special meetings of shareholders and proxy materials relating to such meetings. Provide assistance to the Fund related to annual and special stockholder meetings.

•	Provide assistance to the Fund related to quarterly and, if appropriate, special Board of Directors meetings by preparing board reports regarding services provided by ALPS, as requested by the Fund

•	Assist the Fund with placement of fidelity bond and errors and omissions insurance policies and monitor the Fund to assure adequate fidelity bond coverage is maintained

•	Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Fund’s independent accountants, or examinations conducted by the Securities and Exchange Commission or other regulatory authorities.

•	Report performance and other Fund information to outside reporting agencies as directed by the Fund.

•	Supervise the activities of the Fund’s custodian and transfer agent.

•	Respond to telephonic or in-person inquiries from existing stockholders or their representatives requesting information regarding matters such as stockholder account or transaction status, net asset value of Fund shares, Fund performance, Fund services, plans and options, Fund investment policies, Fund portfolio holdings, and Fund distributions and classifications thereof for tax purposes.

•	Create and maintain the Fund’s website and monitor the website to ensure compliance with the requirements of the National Association of Securities Dealers (“NASD”).

•	Maintain a calendar to assure compliance with all SEC filing and board approval deadlines

Bookkeeping and Pricing

•	Maintain a separate account for the Fund, as directed from time to time by written instructions from the Fund.

•	Compute, on a daily basis, net asset value for the Fund in accordance with Fund’s prospectus. Provide the Fund with daily portfolio values and other statistical data for the Fund as requested from time to time. Promptly communicate such values to the Fund.

•	Obtain security market quotes from independent pricing services, if available, approved by the Fund, or if such quotes are unavailable, then obtain such prices pursuant to the Fund’s valuation policies and procedures, and in either case calculate the market value of the Fund’s investments.

•	Monitor the Fund’s expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

•	Calculate monthly total return performance calculations.

•	Maintain and keep current all books and records of the Fund as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with ALPS’ duties hereunder. Without limiting the generality of the foregoing, ALPS will prepare and maintain the following records upon receipt of information in proper form from the Fund:

(i)	Cash receipts journal

(ii)	Cash disbursements journal

(iii)	Dividend records

(iv)	Security purchases, sales and loans - portfolio securities journals

(v)	Subscription and redemption journals

(vi)	Security ledgers

(vii)	Broker ledger

(viii)	General ledger

(ix)	Daily expense accruals

(x)	Daily income accruals

(xi)	Foreign currency journals

(xii)	Trial balances

(xiii)	Historical tax lots for each security

•	Reconcile cash and investment balances with the Custodian.

•	Compute the net income and capital gains and losses of the Fund and calculate income dividend rates in accordance with relevant prospectus policies and resolutions of the Board of Directors of the Fund.

•	Monitor and segregate, on the books and records of the Fund, the Fund’s assets in connection with the fund’s senior security and asset coverage obligations under Section 18 of the 1940 Act.

•	Coordination, preparation and review of semi-annual and annual financial statements in accordance with generally accepted accounting principles including:

•	Schedule of Investments

•	Statement of Assets and Liabilities

•	Statement of Operations

•	Statement of Changes in Net Assets

•	Financial Highlights

•	Statement of Cash Flows, as necessary

•	Notes to Financial Statements

•	Support financial statement process by preparing and reviewing ROC SOP adjustments and disclosure and tax footnote disclosure

Prepare and review Financial Data for the Fund in MD&A for each shareholder report

Prepare and review of line graphs and performance information required in the Fund’s annual report

Prepare monthly security transaction listings

Prepare quarterly broker security transactions summaries

Supply normal and customary Fund statistical data as requested on an ongoing basis

Create, distribute and review production drafts

Provide sub-certifications in support of the Fund’s Form N-SAR and Form N-CSR filings

•	Prepare and file the Fund’s federal and state tax returns, including preparation and review of:

•	Fiscal and excise tax provisions (includes all book/tax adjustments)

•	Federal income, state income and Federal excise tax returns (including filings by extended due dates)

•	Year end re-characterizations, return of capital foreign tax credit and tax exempt percentages for form 1099

•	Year end shareholder reporting requirements ( state by state, country by country, treasury income and asset percentages, AMT, QDI, QII, FTC)- IRS asset diversification and good income tests

•	Periodic distributions

•	60 day notice information ( FTC, LT capital gain designation, tax exempt income, DRD, QDI,QII)

•	Perform IRS compliance monitoring and reporting, including quarterly tax exempt asset test and annual foreign security asset test

•	Review of all tax items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of tax attributes

•	Review complex corporate actions to assess appropriate tax and GAAP treatment

•	Preparation and review of income distribution estimate, including capital gains, during the Fund’s fiscal year

•	Perform the following treasury functions

•	Calculate/distribute all standard performance information

•	Prepare fund expense budgets and quarterly accrual analyses

•	Validate/approve fund expenses to be paid

•	Register fund portfolios with NASDAQ

•	Prepare financial materials for Board of Directors’ books as directed by client

•	Survey reporting

•	Provide expense budgeting consulting to review expense ratios/fee waivers.

•	Provide audit related support

•	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

•	Perform the following fund accounting functions:

•	Standard/Automated Inputs

•	Trade processing

•	Capital stock processing

•	Expense processing

•	Portfolio income recognition

•	Corporate actions processing

•	Past due income and failed trade monitoring, reporting, and resolution

•	Calculate capital gains and losses;

•	Determine net income;

•	Daily market value calculations utilizing automated price vendors

•	Notify the Adviser when valuation for a security is not available

•	Standard/automated reporting & deadlines

•	NAV calculation

•	Transmit or mail a copy of the daily portfolio valuation to the Adviser;

•	Standard NAV delivery timeframe (based on market close)

•	NAV/Rate reporting

•	Fund information reporting to client & third party reporting agency

•	Risk reporting (e.g., statistics, past due income, etc.)

•	Daily cash reconciliation

•	Weekly asset reconciliation

•	Monthly SEC yield calculations

•	External audit, SAS 70 & client due diligence co-ordination

•	Authorize payments by the Fund upon Written Instructions.

Legal and Other Services

•	Provide legal review of the Fund’s SEC filings

•	Coordinate EDGARization, filing and, as applicable, financial printing of documents

•	Prepare and distribute agendas and other materials for quarterly and special Board of Directors meetings as reasonably requested by the Fund

•	Attend board meetings and draft minutes thereof

•	Review legal contracts

•	Oversee the Fund’s Code of Ethics reporting.

APPENDIX B

FEES

Fees paid to ALPS shall be calculated and accrued daily and payable monthly in arrears by the Fund at the annual rate of 0.13% of the Fund’s average daily total assets plus out-of-pocket expenses including, but not limited to, third party pricing fees and other expense which may be incurred at the direction of the Fund. ALPS will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.